Exhibit 99.1

NEWS RELEASE

Contacts:	Garry P. Herdler — Executive Vice President & Chief Financial Officer
Orleans Homebuilders, Inc. (215) 245-7500
(www.orleanshomes.com)

For Immediate Release:

Orleans Homebuilders
Reports Results for Second Quarter 2008

Bensalem, Pennsylvania, February 1, 2007:

Orleans Homebuilders, Inc. (AMEX: OHB) is a residential homebuilder with operations in Southeastern Pennsylvania; Central and Southern New Jersey; Orange County, New York; Charlotte, Raleigh and Greensboro, North Carolina; Richmond and Tidewater, Virginia; Chicago, Illinois; and Orlando, Florida.  The Company’s Charlotte, North Carolina operations also include adjacent counties in South Carolina.

Financial Highlights for the Three Months Ended December 31, 2007:

•                                           Fiscal year 2008 second quarter residential property revenue decreased 6% to $144.5 million (323 homes) compared to $153.2 million (377 homes) for the prior year period.  The average selling price for homes delivered in the fiscal 2008 second quarter was $447,000 compared to $406,000 in the prior year period.

•                                           Fiscal year 2008 second quarter new orders decreased 25% to $114.7 million (284 homes) compared to $152.4 million (367 homes) for the prior year period.  The beginning balance of total speculative home inventory in progress but available for sale, decreased by approximately 234 units, or 46%, to approximately 275 units at October 1, 2007, compared to the opening balance for the prior year’s quarter of approximately 509 units at October 1, 2006.

•                                           The backlog at December 31, 2007 increased 4% to $301.3 million (610 homes) compared to $289.9 million (591 homes) at December 31, 2006.   At December 31, 2007, 88% of this backlog was in the Company’s northern and southern regions, compared with 80% in those regions at December 31, 2006.  The average selling price for homes in backlog at December 31, 2007 was $494,000 compared to $490,000 as of December 31, 2006.

•                                           The Company experienced a cancellation rate of approximately 26% for the three months ended December 31, 2007, which is an increase from 24% for the three months ended December 31, 2006.  This increase was primarily driven by increases in the cancellation rates in the Company’s midwestern and Florida regions.

•                                           During the fiscal year 2008 second quarter, the Company closed nine land sales, disposing of approximately 1,400 lots within five states prior to its December 31st taxation year end.  The land disposed of generally consists of raw land and partially and fully developed lots, except in its Arizona market, where the disposition also included all of the Company’s work-in-process.  Approximately 94% of the lots disposed of were in Florida, Illinois and Arizona.  The sale of lots in Arizona represented substantially all of the Company’s assets in this region.  The Company separately executed option agreements to buy back approximately 350 lots in two communities in different states, for a net decrease in its owned and controlled lot count of approximately

1,050 lots.  These separate option agreements generally provide the Company with the option, but not the obligation, to purchase lots on an individual basis through periodic lot option acquisition schedules.

•                                           The land sales generated aggregate cash proceeds of approximately $32.9 million.  The Company currently anticipates receiving approximately $25 million of federal income tax refunds directly or indirectly as a result of these transactions before its fiscal year ended June 30, 2008.

•                                           The Company owned or controlled approximately 8,500 building lots at December 31, 2007, which includes approximately 2,550 building lots controlled though contracts and options.  At December 31, 2006, the Company owned or controlled approximately 13,150 building lots, of which approximately 4,550 were controlled through contracts and options.  This represents a 35% decrease in total owned and controlled lots, and a 31% decrease in owned lots.  As of December 31, 2007, approximately 88% of the Company’s owned lots are in its northern and southern regions, while approximately 7% of the owned lots are in its midwestern region and approximately 5% of the owned lots are in its Florida region.

•                                           Fiscal year 2008 second quarter loss from continuing operations was $38.6 million ($2.09 per diluted share), including charges related to inventory impairments, land sale impairments, write-offs of abandoned projects and other pre-acquisition costs and severance charges of $36.6 million, net of tax, compared to a loss from continuing operations of $7.0 million ($0.38 per diluted share) for the prior year period, including charges related to inventory impairments, write-offs of abandoned projects and other pre-acquisition costs and severance charges of $9.8 million, net of tax.  Excluding charges for inventory impairments, land sale impairments, write-offs of abandoned projects and other pre-acquisition costs and severance charges, fiscal year 2008 second quarter adjusted loss from continuing operations was $2.0 million ($0.11 per diluted share) compared to fiscal year 2007 second quarter adjusted income from continuing operations of $2.8 million ($0.15 per diluted share) (1).

•                                           Excluding charges for inventory impairments, land sale impairments, write-offs of abandoned projects and other pre-acquisition costs, stock option expense and severance expense, fiscal year 2008 second quarter adjusted EBITDA(2) decreased to $3.2 million compared to $9.8 million for the prior year period.

Financial Highlights for the Six Months Ended December 31, 2007:

•                                           Fiscal year 2008 year-to-date residential property revenue decreased 16% to $263.8 million (586 homes) compared to $314.9 million (740 homes) for the prior year period.  The average selling price for homes delivered in fiscal year 2008 year-to-date was $450,000 compared to $426,000 in the prior year.

•                                           Fiscal year 2008 year-to-date new orders decreased 8% to $247.3 million (587 homes) compared with $270.1 million (616 homes) for the prior year period.

•                                           The Company experienced a cancellation rate of approximately 24% for the six months ended December 31, 2007, which is down from 27% for the six months ended December 31, 2006.

•                                           Fiscal year 2008 year-to-date loss from continuing operations was $40.4 million ($2.18 per diluted share), including charges related to inventory impairments, land sale impairments, write-offs of abandoned projects and other pre-acquisition costs and severance charges of $37.2 million, net of tax, compared to loss from continuing operations of $3.0 million ($0.16 per diluted share) for the prior year period, including charges related to inventory impairments, write-offs of abandoned projects and other pre-acquisition costs and severance charges of $12.8 million, net of tax.  Excluding charges for inventory impairments, land sale impairments, write-offs of abandoned projects and other pre-acquisition costs and severance charges, fiscal year 2008 year-to-date adjusted loss from continuing operations was $3.1 million

($0.17 per diluted share) compared to fiscal year 2007 year-to-date adjusted income from continuing operations of $9.8 million ($0.53 per diluted share) (1).

•                                           Excluding charges for inventory impairments, land sale impairments, write-offs of abandoned projects and other pre-acquisition costs, stock option expense and severance expense, fiscal year 2008 year-to-date adjusted EBITDA(2) decreased to $7.4 million compared to $25.7 million for the prior year period.

Impairment of Inventory, Impairment on Land to be Sold and the Write-off of Abandoned Projects and Other Pre-Acquisition Costs:

As a result of a various factors, including a decrease in anticipated absorption rates at various communities, slower than anticipated pace of new orders, increased uncertainty with respect to the overall mortgage market, increased mortgage underwriting standards, an increase in sales incentives and decreased homebuyer demand due to lower consumer confidence in the overall housing market, the Company recorded a pre-tax charge in the fiscal year 2008 second quarter related to inventory impairments on inventory held at December 31, 2007, and additional pre-tax charges for aggregate impairments prior to the closings of each of the nine individual property dispositions in the second quarter described below.

•                                           For the fiscal year 2008 second quarter, the Company recorded inventory impairments of $22.9 million on a pre-tax basis ($13.9 million net of tax), which consisted of impairments on 17 communities each held at December 31, 2007, across each of the Company’s four regions. For the fiscal year 2007 second quarter, the Company recognized $6.7 million for inventory impairments ($4.0 million net of tax).

•                                           For the fiscal year 2008 year-to-date, the Company recorded inventory impairments of $23.6 million on a pre-tax basis ($14.3 million net of tax).  These amounts consisted of impairments on 18 communities, across each of the Company’s four regions. For the fiscal year 2007 year-to-date, the Company recognized $9.9 million for inventory impairments ($6.0 million net of tax).

•                                           Prior to the completion of each of the nine individual property dispositions described above, the Company recorded pre-tax charges for impairments related to inventory disposed of as part of the property dispositions in the fiscal 2008 second quarter.  In the aggregate, the impairments were $57.3 million ($34.6 million net of tax).  As the recorded impairments reduced the book value of each of the nine individual assets to approximately the sales price of the asset, the Company did not record any gain or loss as a result of these dispositions.  Included within the $57.3 million is an impairment charge of $20.3 million ($12.5 million net of tax) related to the sale of its only land position, and the exit of its operation in its western region.  This impairment charge related to its western region is included in loss from discontinued operations.

The total write-offs of abandoned projects and other pre-acquisition costs for the fiscal year 2008 second quarter were $0.5 million on a pre-tax basis ($0.3 million net of tax) compared to $8.1 million on a pre-tax basis ($4.9 million net of tax) for the fiscal year 2007 second quarter.  The total write-offs of abandoned projects and other pre-acquisition costs for the fiscal year 2008 year-to-date were $0.9 million on a pre-tax basis

($0.5 million net of tax) compared to $9.4 million on a pre-tax basis ($5.7 million net of tax) for the fiscal year 2007 year-to-date.

Outlook

The unfavorable market conditions in the housing industry have continued to negatively impact the Company’s closings, new order activity, absorption and pricing.   Excess new and resale home inventory remains in numerous markets, which has contributed to the difficulties buyers face in selling their existing homes.  Demand has slowed due to decreased consumer confidence in the housing market; increased uncertainty in the overall mortgage and mortgage insurance markets; tightened underwriting standards in the mortgage industry; increased foreclosures; and stress in the financial markets and in general consumer credit.  The Company also has observed increased nationwide discounting, particularly by some of the largest companies in our industry.  While the two recent actions by the Federal Reserve Bank to decrease the target Federal Funds Rate were positive for the macro market, we believe that these challenges will remain in the homebuilding industry at least in the near term.  Further, economic conditions will likely be weak in the near term.  The Company believes that unfavorable market conditions may continue to have a negative impact on new orders and new order pricing, thereby further reducing revenues, gross margins and net income.  The Company is responding to these unfavorable market conditions by attempting to maintain absorption levels through the use of sales incentives; reevaluating its individual land holdings; reducing its land expenditures; and emphasizing cost reductions to adjust for lower levels of production.  Further decreases in demand for our homes may require the Company to further increase the use of sales incentives.  The Company also continues to evaluate its owned and controlled lot positions and other assets.

Orleans Homebuilders will hold its quarterly conference call to discuss fiscal year results to date on Friday, February 1, 2008, at 10:00 a.m. Eastern Time.  This call is being web cast by CCBN and can be accessed at Orleans Homebuilders’ web site at www.orleanshomes.com by clicking on the heading “Investor Relations”.  The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.earnings.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

A replay of the conference call will be available later that day on the Company’s website at www.orleanshomes.com.  A copy of this press release, including the Company’s results of operations for the three months  ended December 31, 2007 to be discussed during the conference call, is available at the Company’s website, www.orleanshomes.com, under the heading “Investor Relations”.

About Orleans Homebuilders, Inc.

Orleans Homebuilders, Inc. develops, builds and markets high-quality single-family homes, townhouses and condominiums. The Company serves a broad customer base including luxury, move-up, empty nester, active adult, and first-time homebuyers. The Company currently operates in the following eleven distinct markets: Southeastern Pennsylvania; Central and Southern New Jersey; Orange County, New York; Charlotte, Raleigh and Greensboro, North Carolina; Richmond and Tidewater, Virginia; Chicago, Illinois; and Orlando, Florida.  The Company’s Charlotte, North

Carolina operations also include adjacent counties in South Carolina.  To learn more about Orleans Homebuilders, please visit www.orleanshomes.com.

Use of Non-GAAP Financial Information

(1)  Pursuant to the requirements of Regulation G, we have provided a reconciliation of adjusted net income and adjusted earnings per share, which are non-GAAP financial measures, to net income and earnings per share, the most directly comparable GAAP financial measures.  Adjusted net income and adjusted earnings per share represents income from continuing operations and earnings per share from continuing operations excluding the effects of charges for inventory impairments, land sale impairments, the write-off of abandoned projects and other pre-acquisition costs, impairment of goodwill and severance charges.  For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a registrant’s historical or future financial performance, financial position or cash flows that excluded amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet, or statement of cash flows of the issuer; or includes amounts, that are excluded from the most directly comparable measure so calculated and presented.  In this regard, GAAP refers to generally accepted accounting principles in the United States of America.  The Company believes these adjusted financial results are useful to both management and investors in the analysis of the Company’s financial performance when comparing it to prior periods and that they provide investors with an important perspective on the current underlying operating performance of the business by isolating the impact of non-recurring and non-cash charges related to inventory impairments, the write-off of abandoned projects and other pre-acquisition costs and impairment of goodwill.

	Three Months Ended 12/31/2007	Three Months Ended 12/31/2006
	(in thousands, except per share amounts)

Reconciliation of net loss and earnings per share to net (loss) income and earnings per share excluding charges for inventory impairments, write-off of abandoned projects and other pre-acquisitions costs, severance charges and impairment of goodwill:

Reported net loss and earnings per share:
Reported net loss	$(51,385)	$(7,524)

Reported net loss per common share	$(2.78)	$(0.41)

Adjusted net loss and earnings per share:
Reported net loss	$(51,385)	$(7,524)
Reported loss from discontinued operations, net of tax	(12,778)	(495)
Reported loss from continuing operations, net of tax	(38,607)	(7,029)
After tax charges for inventory impairments, land sale impairments write-off of abandoned projects and other pre-acquisition costs and severance charges	$(36,563)	$(9,848)

Adjusted net (loss) income, excluding discontinued operations, charges for inventory impairments, land sale impairments, write-off of abandoned projects and other pre-acquisition costs and severance charges	$(2,044)	$2,819

Adjusted diluted net (loss) income per common share, excluding discontinued operations charges for inventory impairments, land sale impairments, write-off of abandoned projects and other pre-acquisition costs and severance charges	$(0.11)	$0.15

Basic shares outstanding	18,502	18,476
Common stock equivalents	—	121
Diluted shares outstanding	18,502	18,597

Common stock equivalents are anti-dilutive for the three months ended 12/31/2007 and 12/31/2006.

	Six Months Ended 12/31/2007	Six Months Ended 12/31/2006
	(in thousands, except per share amounts)

Reconciliation of net loss and earnings per share to net (loss) income and earnings per share excluding charges for inventory impairments, write-off of abandoned projects and other pre-acquisitions costs, severance charges and impairment of goodwill:

Reported net loss and earnings per share:
Reported net loss	$(53,440)	$(3,625)

Reported net loss per common share	$(2.89)	$(0.20)

Adjusted net loss and earnings per share:
Reported net loss	$(53,440)	$(3,625)
Reported loss from discontinued operations, net of tax	(13,070)	(638)
Reported loss from continuing operations, net of tax	(40,370)	(2,987)
After tax charges for inventory impairments, land sale impairments write-off of abandoned projects and other pre-acquisition costs and severance charges	$(37,235)	$(12,785)

Adjusted net (loss) income, excluding discontinued operations, charges for inventory impairments, land sale impairments, write-off of abandoned projects and other pre-acquisition costs and severance charges	$(3,135)	$9,798

Adjusted diluted net (loss) income per common share, excluding discontinued operations charges for inventory impairments, land sale impairments, write-off of abandoned projects and other pre-acquisition costs and severance charges	$(0.17)	$0.53

Basic shares outstanding	18,502	18,419
Common stock equivalents	—	216
Diluted shares outstanding	18,502	18,635

Common stock equivalents are anti-dilutive for the six months ended 12/31/2007 and 12/31/2006.

(2)Reconciliation of Adjusted EBITDA to net income (loss)

	Three	Three	Six	Six
	Months	Months	Months	Months
	Ended	Ended	Ended	Ended
	12/31/2007	12/31/2006	12/31/2007	12/31/2006
	(in thousands)
Adjusted EBITDA	$3,194	$9,773	$7,357	$25,722
Inventory impairment	22,916	6,650	23,628	9,850
Land sale impairments	36,632	—	36,632	—
Write-off of abandoned projects and other pre-acquisition costs	462	8,087	862	9,608
Severance charges	500	1,525	500	1,866
Stock option expense	600	450	1,159	906
EBITDA	(57,916)	(6,939)	(55,424)	(3,492)
Income tax (benefit) expense	(24,688)	(4,515)	(24,529)	(1,981)

Interest	5,114	4,293	8,923	7,800
Depreciation and amortization	265	312	552	660
Loss from continuing operations, net of tax	(38,067)	(7,029)	(40,370)	(2,987)
Loss from discontinued operations, net of tax	(12,778)	(495)	(13,070)	(638)
Net loss	$(51,385)	$(7,524)	$(53,440)	$(3,625)

Pursuant to the requirements of Regulation G, we have provided a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to the most directly comparable GAAP financial measure.  Adjusted EBITDA represents earnings from continuing operations before inventory impairments, land sale impairments write-off of abandoned projects and other pre-acquisition costs, impairment of goodwill,  stock option expense, severance charges, interest expense, previously capitalized interest amortized to residential properties cost of sales, income taxes, depreciation, amortization, and extraordinary items.  For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a registrant’s historical or future financial performance, financial position or cash flows that excluded amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet, or statement of cash flows of the issuer; or includes amounts, that are excluded from the most directly comparable measure so calculated and presented.  In this regard, GAAP refers to generally accepted accounting principles in the United States of America.  The Company believes Adjusted EBITDA provides a meaningful measure of operating performance.

Forward-Looking Statements

Certain information included herein and in other Company statements, reports and SEC filings is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning anticipated earnings per share, revenues, sales, operating results, financial resources, pace of sales, industry outlook, economic conditions, future impairment charges, future tax valuation allowances, anticipated tax refunds, anticipated debt repayment, anticipated use of proceeds from transactions, reductions in land expenditures, the Company’s ability to meet its internal financial objectives including debt reduction objectives, the impact of recent transactions on the Company’s liquidity, capital structure and finances, and the Company’s response to market conditions.  Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company statements, reports and SEC filings.  For example, there can be no assurance that the Company will be able to adjust successfully to current market conditions.  These risks and uncertainties include local, regional and national economic conditions, the effects of governmental regulation, the competitive environment in which the Company operates, fluctuations in interest rates, changes in home prices, the availability and cost of land for future growth, the availability of capital, the availability and cost of labor and materials, our dependence on certain key employees and weather conditions.   Additional information concerning factors the Company believes could cause its actual results to differ materially from expected results is contained in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007 filed with the SEC.

Orleans Homebuilders, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Earned revenues
Residential properties	$144,490	$153,172	$263,847	$314,944
Land sales and other income	10,453	3,956	13,972	7,286
	154,943	157,128	277,819	322,230
Costs and expenses
Residential properties	147,425	135,327	250,378	266,640
Land sales and other expense	46,225	2,746	49,477	5,116
Selling, general and administrative	24,588	30,599	42,863	55,442
Interest, net	—	—	—	—
	218,238	168,672	342,718	327,198
Loss from continuing operations before income taxes	(63,295)	(11,544)	(64,899)	(4,968)
Income tax benefit	(24,688)	(4,515)	(24,529)	(1,981)

Loss from continuing operations	(38,607)	(7,029)	(40,370)	(2,987)

Loss from discontinued operations, net of taxes	(12,778)	(495)	(13,070)	(638)

Net loss	$(51,385)	$(7,524)	$(53,440)	$(3,625)

Basic / diluted loss per share
Continuing Operations	$(2.09)	$(0.38)	$(2.18)	$(0.16)
Discontinued Operations	$(0.69)	$(0.03)	$(0.71)	$(0.03)
Net Income	$(2.78)	$(0.41)	$(2.89)	$(0.20)*

Basic / diluted weighted average shares outstanding	18,502	18,476	18,502	18,419

* does not add due to rounding

Orleans Homebuilders, Inc

Summary of Deliveries, New Orders and Backlog by Region

(Dollars in thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
DELIVERIES
Northern Region
Homes	118	100	223	196
Dollars	$57,024	$46,731	$108,050	$95,322
Average Sales Price	$483	$467	$485	$486

Southern region
Homes	127	129	227	284
Dollars	$61,827	$61,534	$110,200	$135,227
Average Sales Price	$487	$477	$485	$476

Midwestern region
Homes	34	54	62	102
Dollars	$15,725	$22,501	$28,561	$43,812
Average Sales Price	$463	$417	$461	$430

Florida region
Homes	44	94	74	158
Dollars	$9,914	$22,406	$17,036	$40,583
Average Sales Price	$225	$238	$230	$257

Total
Homes	323	377	586	740
Dollars	$144,490	$153,172	$263,847	$314,944
Average Sales Price	$447	$406	$450	$426

NEW ORDERS
Northern Region
Homes	109	96	222	211
Dollars	$45,890	$47,567	$99,472	$103,059
Average Sales Price	$421	$495	$448	$488

Southern region
Homes	119	121	240	215
Dollars	$50,183	$57,997	$108,765	$105,667
Average Sales Price	$422	$479	$453	$491

Midwestern region
Homes	33	67	73	105
Dollars	$13,532	$29,676	$26,968	$46,155
Average Sales Price	$410	$443	$369	$440

Florida region
Homes	23	83	52	85
Dollars	$5,082	$17,135	$12,058	$15,257
Average Sales Price	$221	$206	$232	$179

Total
Homes	284	367	587	616
Dollars	$114,687	$152,375	$247,263	$270,138
Average Sales Price	$404	$415	$421	$439

Orleans Homebuilders, Inc

Summary of Deliveries, New Orders and Backlog by Region (Continued)

(Dollars in thousands)

(Unaudited)

	At December 31,
	2007	2006
BACKLOG
Northern Region
Homes	254	209
Dollars	$136,057	$108,260
Average Sales Price	$536	$518

Southern region
Homes	256	233
Dollars	$129,093	$124,084
Average Sales Price	$504	$533

Midwestern region
Homes	66	84
Dollars	$26,339	$39,681
Average Sales Price	$399	$472

Florida region
Homes	34	65
Dollars	$9,840	$17,845
Average Sales Price	$289	$275

Total
Homes	610	591
Dollars	$301,329	$289,870
Average Sales Price	$494	$490

Orleans Homebuilders, Inc

Selected Balance Sheet Data

(in thousands)

(Unaudited)

	December 31,	June 30,
	2007	2007
Cash and cash equivalents	$31,766	$19,991
Restricted cash - due from title company	9,125	25,483
Residential properties	223,250	228,146
Land and improvements	406,507	511,872
Inventory not owned - VIE	51,200	47,214
Inventory not owned - Other Financial Interests	13,425	—
Deferred tax asset	34,121	23,480
Land deposits and costs of future developments	9,865	13,102
Total assets	855,489	910,944
Obligations related to inventory not owned - VIE	41,467	38,914
Obligations related to inventory not owned - Other Financial Interests	13,425	—
Mortgage obligations secured by real estate	419,129	469,123
Subordinated notes	105,000	105,000
Other notes payable	755	787
Shareholders’ equity	170,734	224,534

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